Exhibit 99.1

2400 Xenium Lane North, Plymouth, MN 55441 • (763) 551-5000 • www.christopherandbanks.com

FOR:	Christopher & Banks Corporation

COMPANY CONTACT:	Peter Michielutti
Senior Vice President,
Chief Financial Officer
(763) 551-5000

INVESTOR RELATIONS CONTACT:	Jean Fontana
ICR, Inc.
(203) 682-8200

CHRISTOPHER & BANKS CORPORATION UPDATES

FOURTH QUARTER FISCAL 2012 GUIDANCE

Minneapolis, MN, January 15, 2013 — Christopher & Banks Corporation (NYSE: CBK), a specialty women’s apparel retailer, today announced that, based upon sales to-date, the Company now expects to report a comparable store sales increase in the high teens for the fourth fiscal quarter as compared to the Company’s previous guidance of a comparable store sales increase in the high single to low double digits.  The Company also announced that it expects cash and cash equivalents at the end of the fourth fiscal quarter (February 2, 2013) to be in the range of $37 million to $38 million.

The Company also reiterated its previous guidance that it expects:

•                  merchandise margins in the fourth fiscal quarter to exceed those in the comparable period last year, but to be seasonally lower than the third fiscal quarter, consistent with the Company’s historical performance;

•                  400 to 500 basis points of positive leverage of occupancy expense for the 14-weeks ended February 2, 2013 when compared to the comparable prior year period, based on store closings and rent restructurings; and

•                  SG&A expenses for the fourth fiscal quarter, a 14-week period, to be in the range of $36 million to $37 million.

LuAnn Via, President and Chief Executive Officer, stated, “We are pleased with the improvement we have seen in comparable store sales, which is further evidence of the progress we are making in our turnaround strategy.”

Further commentary on the Company’s fourth fiscal quarter and fiscal year-end will be provided as part of the fourth quarter earnings release and conference call currently scheduled for March 13, 2013.

About Christopher & Banks

Christopher & Banks Corporation is a Minneapolis-based specialty retailer of women’s clothing.  As of January 15, 2013, the Company operates 623 stores in 44 states consisting of 379 Christopher & Banks stores, 165 stores in their women’s plus size clothing division CJ Banks, 54 dual stores and 25 outlet stores.  The Company also operates the www.ChristopherandBanks.com and www.CJBanks.com e-commerce websites.

Keywords:  Christopher & Banks, CJ Banks, Women’s Clothing, Plus Size Clothing, Petites, Extended Sizes, Outfits.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements, made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements may use the words “expect”, “anticipate”, “plan”, “intend”, “project”, “believe” and similar expressions and include statements (i) that the Company expects to report a comparable store sales increase in the high teens for the fourth fiscal quarter as compared to the Company’s previous guidance of a comparable store sales increase in the high single to low double digits; (ii) that the Company expects cash and cash equivalents at the end of the fourth fiscal quarter (February 2, 2013) to be in the range of $37 million to $38 million; (iii) that the Company expects merchandise margins in the fourth fiscal quarter to exceed those in the comparable period last year, but to be seasonally lower than the third fiscal quarter, consistent with the Company’s historical performance; (iv) that the Company expects 400 to 500 basis points of positive leverage of occupancy expense for the 14-weeks ended February 2, 2013 when compared to the comparable prior year period, based on store closings and rent restructurings; and (v) that the Company expects SG&A expenses for the fourth fiscal quarter, a 14-week period, to be in the range of $36 million to $37 million.  These statements are based on management’s current expectations and are subject to a number of uncertainties and risks, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause our actual results to differ materially from those expressed or implied by the forward-looking statements.  Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, but are not limited to: (i) the inherent difficulty in forecasting consumer buying and retail traffic patterns which may be affected by factors beyond our control, such as a weakness in overall consumer demand; adverse weather, economic or political conditions; and shifts in consumer tastes or spending habits that result in reduced sales; (ii) lack of acceptance of the Company’s fashions, including its seasonal fashions; (iii) the ability of the Company’s infrastructure and systems to adequately support our operations; (iv) the effectiveness of the Company’s brand awareness, marketing programs and efforts to enhance the in-store experience; (v) the possibility that, because of poor customer response to our merchandise, management may determine it is necessary to sell merchandise at lower than expected margins or at a loss; (vi) the failure to successfully implement the Company’s strategic and tactical plans; (vii) general economic conditions could lead to a reduction in store traffic and in consumer spending on women’s apparel; (viii) fluctuations in the levels of the Company’s sales, expenses or earnings; and (ix) risks associated with the performance and operations of the Company’s Internet operations.

Readers are cautioned not to place undue reliance on these forward-looking statements which are based on current expectations and speak only as of the date of this release.  The Company does not assume any obligation to update or revise any forward-looking statement at any time for any reason.

Certain other factors that may cause actual results to differ from such forward-looking statements are included in the Company’s periodic reports filed with the Securities and Exchange Commission and available on the Company’s website under “Investor Relations” and you are urged to carefully consider all such factors.

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